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                                                                    Exhibit 12.1

The News Corporation Limited

Computation of Ratio of Earnings to Fixed Charges
       (in accordance with A-GAAP)



                                                         For the nine
                                                         months ended
                                                           March 31,                     For the years ended June 30,
                                                         ------------  ---------------------------------------------------------
                                                             2003         2002        2001         2000       1999        1998
                                                         ------------  ----------   ---------    --------   ---------   --------
                                                                                          (A$ in millions)
Earnings:
     Pretax income from continuing operations (before           2,566       2,198       1,933       1,724       1,832      2,067
     minority interest and other items)
Addback:
     Dividends received (distributed earnings) of less             32          24          11          53         120        106
     than 50% owned companies
     Amortization of capitalized interest                          46          67          55          51          53         54
     Fixed charges (exclusive of capitalized interest)            837       1,369       1,479       1,432       1,522      1,390
                                                         ------------  ----------   ---------    --------   ---------   --------
     Subtotal Earnings                                          3,481       3,658       3,478       3,260       3,527      3,617
Less:
     Undistributed earnings of less than 50% owned               (183)       (283)       (344)       (254)        (67)      (294)
     companies
                                                         ------------  ----------   ---------    --------   ---------   --------
     Earnings available for Fixed Charges                       3,298       3,375       3,134       3,006       3,460      3,323
                                                         ============  ==========   =========    ========   =========   ========

Fixed Charges:
     Interest on debt                                             814       1,336       1,440       1,252       1,209      1,103
     Finance lease charges                                          1           1           2           4           6          6
     Capitalized interest                                          33          43         119          83          93         95
     Interest expense of greater than or equal to 50%               3           7           9          52         184        167
     owned companies
     Capitalization interest of greater than or equal               -           1           -           8           -          -
     to 50% owned companie
     Interest element of rental expense                            20          25          29         123         123        114
                                                         ------------  ----------   ---------    --------   ---------   --------
Total Fixed Charges                                               871       1,413       1,599       1,522       1,615      1,485
                                                         ============  ==========   =========    ========   =========   ========

Ratio of Earnings to Fixed Charges                                3.8         2.4         2.0         2.0         2.1        2.2
                                                         ============  ==========   =========    ========   =========   ========
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